EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2026 Results

  Revenue grew 5% compared to prior year, led by strong growth from large corporate customers in the Americas and from the India market in International
  Gross margin of 34.4% was approximately flat compared to prior year despite higher tariff and restructuring costs
  Orders grew 6% compared to prior year, led by continued growth from large corporate customers in the Americas

GRAND RAPIDS, Mich., Sept. 24, 2025 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $897.1 million, net income of $35.0 million, or $0.29 per share, and adjusted earnings per share of $0.45. In the prior year, Steelcase reported revenue of $855.8 million, net income of $63.1 million, or $0.53 per share, and adjusted earnings per share of $0.39.

As previously announced, on August 3, 2025, the company entered into an Agreement and Plan of Merger (the "Merger Agreement") with HNI Corporation ("HNI"), Geranium Merger Sub I, Inc., and Geranium Merger Sub II LLC, pursuant to which HNI will acquire the company in a cash and stock transaction, with a total consideration of approximately $2.2 billion to the company's common shareholders. The transaction is expected to close by the end of calendar year 2025 and is subject to approval by HNI's and the company's shareholders, the receipt of required regulatory clearances and the satisfaction of other customary closing conditions.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q2 2026 vs. Q2 2025
	Revenue Growth	Organic Revenue Growth	Organic Order Growth (Decline)

Americas	3%	3%	8%
International	13%	8%	(1)%
Steelcase Inc.	5%	4%	6%

Revenue grew 5 percent in the second quarter compared to the prior year and grew 4 percent on an organic basis, including organic growth of 3 percent in the Americas and 8 percent in International. The Americas growth was driven by strong growth from large corporate customers, partially offset by a decline from education customers. The International growth was driven by India, China and the United Kingdom, partially offset by declines in France and Germany.

Orders (adjusted for currency translation effects) grew 6 percent in the second quarter compared to the prior year and included 8 percent growth in the Americas and a 1 percent decline in International. The Americas reflected growth from large corporate customers and small to midsized businesses, partially offset by declines from education and government customers. In International, declines in Germany and France were mostly offset by growth in India and Japan.

“Our second quarter revenue and order growth was led by continued strengthening of demand from our large corporate customers,” said Sara Armbruster, president and CEO. “Business leaders are making investments in their workplaces as they bring their employees together, and they are turning to Steelcase for research-driven solutions that support connection, creativity and performance.”

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	August 29, 2025	August 23, 2024	August 29, 2025	August 23, 2024
Americas	$67.7	$102.0	$78.0	$76.1
International	(14.6)	(12.0)	(2.7)	(7.6)
Steelcase Inc.	$53.1	$90.0	$75.3	$68.5

Operating income of $53.1 million in the second quarter represented a decrease of $36.9 million compared to the prior year and included $11.9 million of restructuring costs, $7.1 million of costs related to the pending merger with HNI and a $1.2 million gain from the sale of land (net of related variable compensation expense). In the prior year, operating income included a $27.9 million gain from the sale of land (net of related variable compensation expense) and $2.2 million of restructuring costs. Adjusted operating income of $75.3 million in the second quarter represented an increase of $6.8 million compared to the prior year, including an improvement of $4.9 million in the International segment.

“Higher volume in India and China drove the $5 million reduction in our year-over-year adjusted operating loss in our International segment this quarter,” said Dave Sylvester, senior vice president and CFO. “We executed additional actions this quarter that are targeted to further reduce our cost structure to support our goal of improved profitability in our International segment.”

Gross margin of 34.4 percent in the second quarter represented a decrease of 10 basis points compared to the prior year driven by higher tariff costs, unfavorable business mix, higher discounts in EMEA and $1.7 million of higher restructuring costs, which were mostly offset by pricing benefits, cost reduction initiatives, and lower variable compensation (driven by the lower gains on the sale of land).

Operating expenses of $247.1 million in the second quarter represented an increase of $42.0 million compared to the prior year. The increase was driven by $39.6 million of lower gains on the sale of land, $7.1 million of merger transaction costs in the current year, $3.1 million of unfavorable currency translation effects and $2.6 million of higher non-employee director deferred compensation expense (primarily driven by an increase in the company's stock price following the announcement of the Merger Agreement), partially offset by $8.3 million of lower variable compensation expense (driven by lower gains on the sale of land which resulted in $12.9 million of lower variable compensation expense).

Other income, net of $3.0 million in the second quarter represented an improvement of $3.6 million compared to other expense, net in the prior year, primarily due to higher income from unconsolidated affiliates.

Total liquidity, which is comprised of cash and cash equivalents, short-term investments and the cash surrender value of company-owned life insurance, aggregated to $426.8 million at the end of the second quarter and represented a decrease of $80.3 million compared to the prior year. Total debt was $447.4 million. Trailing four quarter adjusted EBITDA was $278.3 million, or 8.5 percent of revenue.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before October 20, 2025, to shareholders of record as of October 6, 2025.

“We are proud of the results our teams delivered this quarter as we remain focused on executing our strategy and winning new business while preparing for our anticipated acquisition by HNI,” said Armbruster. “As an industry leader, we continue to help our customers around the world reimagine their workplaces in ways that support how people want to work today and in the future.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 29, 2025	August 23, 2024	% Change	August 29, 2025	August 23, 2024	% Change

Revenue
Americas (1)	$707.1	$688.0	3%	$1,310.7	$1,242.4	5%
International (2)	190.0	167.8	13%	365.4	340.7	7%
	$897.1	$855.8	5%	$1,676.1	$1,583.1	6%
Revenue mix
Americas	78.8%	80.4%		78.2%	78.5%
International	21.2%	19.6%		21.8%	21.5%

Operating income (loss)
Americas	$67.7	$102.0		$95.7	$120.5
International	(14.6)	(12.0)		(17.1)	(12.9)
	$53.1	$90.0		$78.6	$107.6

Operating margin	5.9%	10.5%		4.7%	6.8%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, interior architectural, textile and surface imaging products that are marketed to corporate, government, education, healthcare and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and interior architectural products that are marketed to corporate, government, education, healthcare and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q2 2026 vs. Q2 2025
(Unaudited)
	Steelcase Inc.	Americas	International

Q2 2025 revenue	$855.8	$688.0	$167.8
Currency translation effects	8.6	0.1	8.5
Q2 2025 revenue, adjusted	$864.4	$688.1	$176.3

Q2 2026 revenue	$897.1	$707.1	$190.0
Organic growth $	$32.7	$19.0	$13.7
Organic growth %	4%	3%	8%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 29, 2025	August 23, 2024	August 29, 2025	August 23, 2024
Earnings per share - diluted	$0.29	$0.53	$0.41	$0.62
Amortization of purchased intangible assets, per share	0.04	0.03	0.07	0.07
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)	(0.02)	(0.02)
Restructuring costs, per share	0.10	0.02	0.18	0.07
Income tax effect of restructuring costs, per share	(0.02)	(0.01)	(0.04)	(0.02)
Gains on the sale of land, net of variable compensation impacts, per share	(0.01)	(0.23)	(0.01)	(0.23)
Income tax effect of gains on the sale of land, net of variable compensation impacts, per share	—	0.06	—	0.06
Merger transaction costs, per share	0.06	—	0.06	—
Income tax effect of merger transaction costs, per share	—	—	—	—
Adjusted earnings per share - diluted	$0.45	$0.39	$0.65	$0.55

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	November 22, 2024	February 28, 2025	May 30, 2025	August 29, 2025	August 29, 2025
Net income	$19.1	$27.6	$13.6	$35.0	$95.3
Income tax expense (benefit)	7.0	(19.5)	5.2	17.1	9.8
Interest expense	6.3	6.8	6.3	6.3	25.7
Depreciation and amortization	20.0	20.6	17.6	19.3	77.5
Share-based compensation	1.5	4.6	12.9	4.1	23.1
Restructuring costs	2.0	0.3	9.2	11.9	23.4
Gains on the sale of land, net of variable compensation impacts	—	—	—	(1.2)	(1.2)
Loss on pension plan settlement	15.2	—	—	—	15.2
Merger transaction costs	—	$1.8	$0.6	$7.1	9.5
Adjusted EBITDA	$71.1	$42.2	$65.4	$99.6	$278.3

Revenue	$794.9	$788.0	$779.0	$897.1	$3,259.0
Adjusted EBITDA as a percentage of revenue	8.9%	5.4%	8.4%	11.1%	8.5%

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2025		August 23, 2024		August 29, 2025		August 23, 2024
Revenue	$897.1	100.0%	$855.8	100.0%	$1,676.1	100.0%	$1,583.1	100.0%
Cost of sales	585.0	65.2	558.5	65.3	1,099.2	65.6	1,044.4	66.0
Restructuring costs	3.6	0.4	1.9	0.2	4.6	0.3	8.9	0.5
Gross profit	308.5	34.4	295.4	34.5	572.3	34.1	529.8	33.5
Operating expenses	247.1	27.6	205.1	24.0	477.2	28.4	422.6	26.7
Restructuring costs (benefits)	8.3	0.9	0.3	—	16.5	1.0	(0.4)	—
Operating income	53.1	5.9	90.0	10.5	78.6	4.7	107.6	6.8
Interest expense	(6.3)	(0.7)	(6.4)	(0.7)	(12.6)	(0.8)	(12.6)	(0.8)
Investment income	2.3	0.3	2.9	0.3	5.2	0.3	5.3	0.3
Other income (expense), net	3.0	0.3	(0.6)	(0.1)	(0.3)	—	(0.3)	—
Income before income tax expense	52.1	5.8	85.9	10.0	70.9	4.2	100.0	6.3
Income tax expense	17.1	1.9	22.8	2.6	22.3	1.3	26.0	1.6
Net income	$35.0	3.9%	$63.1	7.4%	$48.6	2.9%	$74.0	4.7%

Operating income	$53.1	5.9%	$90.0	10.5%	$78.6	4.7%	$107.6	6.8%
Amortization of purchased intangible assets	4.4	0.5	4.2	0.5	8.7	0.5	8.5	0.5
Restructuring costs	11.9	1.3	2.2	0.2	21.1	1.3	8.5	0.5
Gains on the sale of land, net of variable compensation impacts	(1.2)	(0.1)	(27.9)	(3.2)	(1.2)	(0.1)	(27.9)	(1.7)
Merger transaction costs	7.1	0.8	—	—	7.7	0.5	—	—
Adjusted operating income	$75.3	8.4%	$68.5	8.0%	$114.9	6.9%	$96.7	6.1%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2025		August 23, 2024		August 29, 2025		August 23, 2024
Revenue	$707.1	100.0%	$688.0	100.0%	$1,310.7	100.0%	$1,242.4	100.0%
Cost of sales	447.7	63.3	437.0	63.5	838.4	64.0	801.9	64.5
Restructuring costs	0.9	0.1	1.5	0.2	1.9	0.1	5.6	0.5
Gross profit	258.5	36.6	249.5	36.3	470.4	35.9	434.9	35.0
Operating expenses	190.1	26.9	147.3	21.5	365.9	27.9	314.0	25.3
Restructuring costs	0.7	0.1	0.2	—	8.8	0.7	0.4	—
Operating income	67.7	9.6	102.0	14.8	95.7	7.3	120.5	9.7
Amortization of purchased intangible assets	3.1	0.4	3.1	0.5	6.2	0.5	6.2	0.5
Restructuring costs	1.6	0.2	1.7	0.2	10.7	0.8	6.0	0.5
Gains on the sale of land, net of variable compensation impacts	(1.5)	(0.2)	(30.7)	(4.4)	(1.5)	(0.1)	(30.7)	(2.5)
Merger transaction costs	7.1	1.0	—	—	7.7	0.6	—	—
Adjusted operating income	$78.0	11.0%	$76.1	11.1%	$118.8	9.1%	$102.0	8.2%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 29, 2025		August 23, 2024		August 29, 2025		August 23, 2024
Revenue	$190.0	100.0%	$167.8	100.0%	$365.4	100.0%	$340.7	100.0%
Cost of sales	137.3	72.3	121.5	72.4	260.8	71.4	242.5	71.2
Restructuring costs	2.7	1.4	0.4	0.2	2.7	0.7	3.3	0.9
Gross profit	50.0	26.3	45.9	27.4	101.9	27.9	94.9	27.9
Operating expenses	57.0	30.0	57.8	34.5	111.3	30.5	108.6	31.9
Restructuring costs (benefits)	7.6	4.0	0.1	0.1	7.7	2.1	(0.8)	(0.2)
Operating loss	(14.6)	(7.7)	(12.0)	(7.2)	(17.1)	(4.7)	(12.9)	(3.8)
Amortization of purchased intangible assets	1.3	0.7	1.1	0.7	2.5	0.7	2.3	0.7
Restructuring costs	10.3	5.4	0.5	0.3	10.4	2.8	2.5	0.7
Gains on the sale of land, net of variable compensation impacts	0.3	0.2	2.8	1.7	0.3	0.1	2.8	0.8
Adjusted operating income (loss)	$(2.7)	(1.4)%	$(7.6)	(4.5)%	$(3.9)	(1.1)%	$(5.3)	(1.6)%

Webcast

Steelcase will discuss second quarter results on a conference call at 8:30 a.m. Eastern time tomorrow. Listeners may access the conference call at http://ir.steelcase.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth, (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. The company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth

The company defines organic revenue growth as revenue growth excluding the impact of acquisitions and divestitures, foreign currency translation effects and the impact of the additional week in the fourth quarter of 2025. Organic revenue growth is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies, to use current year average exchange rates in the conversion of foreign-denominated revenue and to exclude the estimated revenues associated with the additional week in the fourth quarter of 2025. The company believes organic revenue growth is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share

The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets, restructuring costs (benefits) and gains (losses) on the sale of land, net of variable compensation impacts. The company defines adjusted earnings per share as earnings per share, on a diluted basis, excluding amortization of purchased intangible assets, restructuring costs (benefits), gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements, and the related income tax effects of these items.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Restructuring costs (benefits): Restructuring costs (benefits) may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs (benefits), which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Gains (losses) on the sale of land, net of variable compensation impacts: The company may sell land when conditions are favorable. Gains and losses on the sale of land may increase or decrease, respectively, variable compensation expense. The company believes adjusting for these items provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Gains (losses) on pension plan settlements: The company realizes gains or losses previously reported as unrealized in Accumulated other comprehensive income (loss) in Other income (expense), net, in connection with pension plan settlements when all risks related to the benefit obligations to plan participants and plan assets are transferred. The company believes adjusting for the gains or losses on pension plan settlements provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Merger transaction costs: The company has incurred legal, advisory and other incremental professional fees incurred in connection with the Merger Agreement. The company believes that adjusting for these transaction costs, which are not indicative of our core operating results, provides a more consistent comparison of our ongoing operating performance to prior periods as well as to industry peers.

Adjusted EBITDA

The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation, restructuring costs (benefits), gains (losses) on the sale of land, net of variable compensation impacts gains (losses) on pension plan settlements and merger transaction costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs, gains (losses) on the sale of land, net of variable compensation impacts, gains (losses) on pension plan settlements and merger transaction costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements, including any statements about the benefits of the transactions contemplated by the Merger Agreement or HNI’s, the company's or the combined company’s plans, objectives, expectations and intentions, discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; risks and uncertainties relating to the transactions contemplated by the Merger Agreement, including the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against HNI or the company in connection with the Merger Agreement; the possibility that the mergers do not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the mergers); the risk that the benefits from the mergers may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which HNI and the company operate; any failure to promptly and effectively integrate the businesses of HNI and the company; the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of HNI’s or the company’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the mergers; and the diversion of management’s attention and time to the mergers from ongoing business operations and opportunities; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase (NYSE: SCS) is a global design and thought leader in the world of work. Our purpose is to help the world work better. Along with more than 30 creative and technology partner brands, we research, design and manufacture furnishings and solutions for many of the places where work happens — including offices, homes, and learning and health environments. Together with our 11,300 employees, we’re working toward better futures for the wellbeing of people and the planet. Our solutions come to life through our global community of expert Steelcase dealers in approximately 790 locations, store.steelcase.com and other retail partners. For more information, visit Steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 29, 2025	August 23, 2024	August 29, 2025	August 23, 2024
Revenue	$897.1	$855.8	$1,676.1	$1,583.1
Cost of sales	585.0	558.5	1,099.2	1,044.4
Restructuring costs	3.6	1.9	4.6	8.9
Gross profit	308.5	295.4	572.3	529.8
Operating expenses	247.1	205.1	477.2	422.6
Restructuring costs (benefits)	8.3	0.3	16.5	(0.4)
Operating income	53.1	90.0	78.6	107.6
Interest expense	(6.3)	(6.4)	(12.6)	(12.6)
Investment income	2.3	2.9	5.2	5.3
Other income (expense), net	3.0	(0.6)	(0.3)	(0.3)
Income before income tax expense	52.1	85.9	70.9	100.0
Income tax expense	17.1	22.8	22.3	26.0
Net income	$35.0	$63.1	$48.6	$74.0

Earnings per share:
Basic	$0.29	$0.53	$0.41	$0.63
Diluted	$0.29	$0.53	$0.41	$0.62
Weighted average shares outstanding - basic	119.0	118.1	118.6	118.2
Weighted average shares outstanding - diluted	119.7	118.8	119.3	119.0

Dividends declared and paid per common share	$0.100	$0.100	$0.200	$0.200

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 29, 2025	February 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$216.8	$346.3
Short-term investments	41.1	41.6
Accounts receivable, net of allowance of $7.2 and $4.7	369.8	323.1
Inventories, net	288.0	245.7
Prepaid expenses	42.5	37.5
Other current assets	48.9	34.8
Total current assets	1,007.1	1,029.0

Property, plant and equipment, net of accumulated depreciation of $1,184.4 and $1,132.8	343.0	328.1
Company-owned life insurance ("COLI")	168.9	170.4
Deferred income taxes	154.9	166.8
Goodwill	276.5	273.5
Other intangible assets, net of accumulated amortization of $118.1 and $106.3	70.0	77.0
Investments in unconsolidated affiliates	56.0	53.3
Right-of-use operating lease assets	160.8	141.2
Other assets	114.8	91.1
Total assets	$2,352.0	$2,330.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$234.0	$228.2
Current operating lease obligations	40.3	39.7
Employee compensation	133.9	187.3
Employee benefit plan obligations	36.0	49.7
Accrued promotions	28.5	23.5
Customer deposits	58.4	43.0
Other current liabilities	76.0	97.7
Total current liabilities	607.1	669.1

Long-term liabilities:
Long-term debt	447.4	447.1
Employee benefit plan obligations	98.3	100.7
Long-term operating lease obligations	132.8	113.9
Other long-term liabilities	50.0	47.9
Total long-term liabilities	728.5	709.6
Total liabilities	1,335.6	1,378.7

Shareholders’ equity:
Additional paid-in capital	41.5	29.3
Accumulated other comprehensive income (loss)	(35.5)	(63.5)
Retained earnings	1,010.4	985.9
Total shareholders’ equity	1,016.4	951.7
Total liabilities and shareholders’ equity	$2,352.0	$2,330.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)
	Six Months Ended
	August 29, 2025	August 23, 2024
OPERATING ACTIVITIES
Net income	$48.6	$74.0
Depreciation and amortization	36.9	40.2
Share-based compensation	17.4	18.0
Restructuring costs	21.1	8.5
Gains on sales of fixed assets, net	(2.7)	(41.7)
Other	9.0	(3.2)
Changes in operating assets and liabilities:
Accounts receivable	(38.1)	(13.7)
Inventories	(38.0)	(9.3)
Cloud computing arrangements expenditures	(21.8)	(22.6)
Other assets	(15.1)	3.7
Accounts payable	1.9	17.3
Employee compensation liabilities	(78.7)	(39.8)
Employee benefit obligations	(18.9)	(14.5)
Income taxes payable	(18.5)	14.2
Accrued expenses and other liabilities	14.7	17.9
Net cash provided by (used in) operating activities	(82.2)	49.0

INVESTING ACTIVITIES
Capital expenditures	(32.1)	(24.6)
Proceeds from disposal of fixed assets	3.1	44.3
Purchases of short-term investments	(7.4)	(40.3)
Liquidations of short-term investments	8.1	1.7
Other	8.9	3.0
Net cash used in investing activities	(19.4)	(15.9)

FINANCING ACTIVITIES
Dividends paid	(24.1)	(24.0)
Common stock repurchases	(5.2)	(30.3)
Net cash used in financing activities	(29.3)	(54.3)

Effect of exchange rate changes on cash and cash equivalents	1.2	(0.8)

Net decrease in cash, cash equivalents and restricted cash	(129.7)	(22.0)
Cash and cash equivalents and restricted cash, beginning of period (1)	353.8	325.9
Cash and cash equivalents and restricted cash, end of period (2)	$224.1	$303.9

(1) These amounts include restricted cash of $7.5 and $7.3 as of February 28, 2025 and February 23, 2024, respectively.
(2) These amounts include restricted cash of $7.3 and $7.3 as of August 29, 2025 and August 23, 2024, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

Source: Steelcase
SC-ERR

CONTACT:

Investor Contact:
Mike O'Meara
Investor Relations
ir@steelcase.com

Media Contact:
Brodie Bertrand
Corporate Communications
communications@steelcase.com